Exhibit 99.10

American Eagle Energy Corporation (AMZG) Spyglass Area Lease Operating Expense (“LOE”) Components

The recent field-wide LOE cost for 4Q 2014 has trended up to an average of approximately $20 per barrel of equivalent (“BOE”), which is currently used as a starting value for the beginning of 2015 in our financial modeling. Breaking down the cost detail, it is apparent that this value reflects significant non-recurring costs and conditions that will not apply in long term modeling, hence we have premised downward trending costs for use in forecasting.

Specific components associated with this forecast include:

1)	High chemical treating costs: Many of the wells show abnormally high initial levels of hydrogen sulfide (“H2S”) during their early producing periods, which then trails off as the well continues to produce. Approximately 6 wells were brought onto production in September through October 2014, with all of them exhibiting high concentrations of H2S, such that the combination of high initial production and high H2S led to a spike in chemical treating costs. Monthly treating costs for the field peaked at over $400,000 (>15% of total LOE cost) but have since decreased to less than $70,000 for Feb, 2015. The decreased costs can be attributed to both lower treating volumes and development of more effective treating techniques.

2)	High pumping costs: All of the wells in the field need to be put on artificial lift immediately upon completion. In an effort to accelerate early production and limit the amount of time the well may be pump constrained, a number of the new completions were equipped with electric submersible pumps (“ESPs”) during the fourth quarter of 2014. This type of pump is normally a higher cost alternative but lack of electrical infrastructure magnified the cost impact since they had to be powered with diesel generators on location. Even accounting for the increased production rates, the lifting cost associated with these pumps were in the $6 -$10/BOE range for each well. Total cost of the ESPs averaged over the operated field area represented approximately $1.50/BOE to $2.50/BOE during the quarter. The wells were typically produced for about 3 to 6 months on ESPs prior to reaching a rate so they could be converted to more cost efficient rod pumps. All of the wells, except for the Huffman 15-34S, have been converted to rod pump as of March 2015, the benefits of these cost reductions are beginning to be recognized.

3)	Electrification: The electric infrastructure is just now being built into the field area. The initial step is to connect the grid to the sale water disposal (“SWD”) facility by the end of April, 2015. The next phase will be to extend the infrastructure to a number of the well locations as the capital budget will allow. We currently have budgeted approximately $1 million during 3Q2015 and $2 million during 4Q2015 for build out of the infrastructure. Electrifying the wells would result in about a 10% savings in LOE through a combination of lower effective fuel costs and more reliable production on time, especially in the winter and spring seasons.

4)	SWD gathering: Most of the existing wells (85%) have been connected to the SWD facility with a water gathering system although the overall efficiency of the system has not been maximized due to the lack of electricity at the wells. We are still trucking about 30% - 50% of the total produced water volume depending upon on the season. By electrifying the water transfer pumps and tracing transfer lines, we project that we would eliminate trucking from all but a couple of wells and would reduce overall LOE by $1.50 - $2.50/BOE.